Exhibit 99.1

News Release Contact: Investor Relations (702) 495-3683

Station Casinos LLC Announces

Pricing of Senior Notes Offering

LAS VEGAS, September 7, 2017 – Station Casinos LLC (the “Company”) announced today it priced an offering of $550 million in aggregate principal amount of senior notes due 2025 (the “Notes”) at an interest rate of 5% per annum and an issue price equal to 100% of the principal amount of the Notes. The offering is expected to close on or about September 21, 2017, subject to customary closing conditions.

The Company intends to apply the net proceeds of the sale of the Notes (i) to redeem all of its outstanding 7.50% Senior Notes due 2021, (ii) to repay all amounts outstanding under its revolving credit facility, (iii) to pay fees and costs associated with the offering and such refinancing and (iv) for general corporate purposes.

The Notes will be offered to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”) and to persons outside the United States under Regulation S of the Securities Act. The Notes will not be registered under the Securities Act, and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT STATION CASINOS LLC

Station Casinos LLC is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station Casinos’ properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station Casinos owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Spa Casino, Palms Casino Resort, Palace Station Hotel & Casino,

Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem and Wildfire Lake Mead. Station also owns a 50% interest in Barley’s Casino & Brewing Company, Wildfire Casino & Lanes and The Greens. In addition, Station is the manager of Graton Resort & Casino in northern California and owns a 50% interest in MPM Enterprises, LLC, which is the manager of Gun Lake Casino in southwestern Michigan.

FORWARD-LOOKING STATEMENTS

Statements contained in this news release that state the Company’s or management’s intentions, expectations or predictions of the future are forward-looking statements. Specifically, the Company cannot assure you that the proposed transactions described above will be consummated on the terms currently contemplated, if at all. Actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially is contained from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 and Annual Report on Form 10-K for the year ended December 31, 2016. The Company disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.